EXHIBIT 4.1

MBT FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Article I

Purpose

1.1 The purpose of the Plan is to provide an opportunity for Employees of MBT Financial Corp. and its subsidiaries to purchase Common Stock of the Corporation through the ease of payroll deduction and thereby to have an additional incentive to contribute to the prosperity of the Corporation. The Plan is not intended to be an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

Article II

Definitions

2.1              “Board” shall mean the Board of Directors of the Corporation.

2.2              “Committee” shall mean the employee benefits Administrative Committee.

2.3              “Common Stock” shall mean the Common Stock of the Corporation.

2.4              “Compensation” shall mean an Employee's regular salary or wages paid by the Participating Employer for a payroll period, including bonus payments, overtime and commissions. Compensation does not include wage or salary substitution payments during approved paid leaves of absence, expense reimbursement, relocation allowances, long-term disability payments, tuition reimbursement, adoption assistance benefits, earnings related to stock options or other equity incentives and post-employment payments that may be computed from eligible compensation, such as severance benefits, salary continuation after termination of service, redundancy pay or termination indemnities.

2.5              “Corporation” shall mean MBT Financial Corp., a Michigan corporation, (or any successor corporation).

2.6              “Custodian” shall mean that entity appointed by the Committee to perform the record keeping and share purchase and sale function.

2.7              “Effective Date” shall mean May 1, 2003.

2.8              “Employee” shall mean an individual who (a) is classified as a regular full or part time employee by the Corporation or a Related Corporation on their payroll records during the relevant participation period, (b) who is eligible to participate in the employee benefit plans maintained by the Corporation or Participating Employer, and (c) who is not classified as an “insider” for purposes of SEC reporting. No other individual will be considered as an Employee, including any temporary employee, independent contractor, non-employee consultant, an employee of any entity other than the Corporation or a subsidiary, even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise. In the event the classification of a person who was excluded from the definition of Employee under the preceding sentence is determined to be erroneous or is retroactively revised, the person shall nonetheless continue to be excluded from treatment as an Employee for all periods prior to the date the Employer specifically determines, for the purpose of eligibility in the Plan, that its classification of the person should be revised.

Exhibit 4.1

2.9              “Fair Market Value” shall mean on any date the sales price, in U.S. Dollars, of the Common Stock on the NASDAQ as of the time of any actual purchase of said stock. In lieu of the forgoing, the Committee may in good faith determine the Fair Market Value on any other reasonable basis. Such determination shall be conclusive and binding on all persons.

2.10          “Participant” shall mean a participant in the Plan as described in Article 4 of the Plan.

2.11          “Participating Employer” shall mean the Corporation, a subsidiary or a business unit of the Corporation.

2.12          “Payroll Period” shall mean the two week period upon which pay is determined.

2.13          “Plan” shall mean the MBT Financial Corp. Employee Stock Purchase Plan.

2.14          “Purchase Date” shall mean no later than the first business day following the end of the Payroll Period.

2.15          “Service” shall mean continuous regular employment with the Corporation or a subsidiary.

2.16          “Shareholder” shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation's by-laws.

Article III

Eligibility

3.1 An Employee employed by the Corporation or a Participating Employer who is 18 years of age or older (and is not classified as an “insider” for SEC purposes) shall be eligible to participate in the Plan beginning with the first payroll period falling on or after the first day of the quarter following 3 months of employment.

Article IV

Participation

4.1 An Employee who is eligible to participate in the Plan in accordance with the provisions of Article 3 may become a Participant by filing a completed payroll deduction authorization and Plan enrollment form provided by the Corporation. Participation in the Plan will become effective as soon as is administratively feasible after receipt by the Corporation or Custodian of the completed forms. An eligible Employee may authorize payroll deductions at the rate of any whole dollar amount, which may not be less than $25.00 per Payroll Period. Contributions will be made by payroll deductions only, unless prohibited by local law, in which case contributions will be made by any method determined by the Committee to be permissible and administratively feasible. All contributions will be held by the Custodian and credited to individual participant accounts. No interest shall be paid or credited to the Participant with respect to such contributions, except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant will be maintained by the Corporation or Custodian under the Plan and the amount of each Participant's contributions shall be credited to such account. A Participant may not make any additional payments into such account. A Participant may not make payroll deductions or any other contributions for periods after his or her termination of Service even if he or she is then being paid salary continuation or severance benefits.

Exhibit 4.1

4.2. Each Participating Employer will be responsible for making payroll deductions pursuant to the Plan (unless prohibited by local law), causing these payroll deductions (or other form of contributions) to be sent to the Corporation and sending the contribution detail (by Participant) to the Custodian.

4.3. Under procedures established by the Committee, a Participant may suspend or discontinue participation in the Plan at any time by completing and filing with the Corporation or Custodian the appropriate forms provided by the Corporation or by following electronic or other procedures prescribed by the Committee. A Participant who has suspended or discontinued his/her participation shall not be allowed to resume participation until the first Payroll period of the next calendar quarter. A Participant may resume, increase or decrease his or her rate of contribution by completing and filing with the Corporation or Custodian the appropriate forms provided by the Corporation or by following electronic or other procedures prescribed by the Committee. A Participant's election to suspend or discontinue participation or to resume, increase or decrease contributions will become effective as soon as is administratively feasible after receipt by the Corporation or Custodian of the completed forms. If a new election regarding the Participant's contributions is not filed with the Corporation or Custodian, the rate of contribution shall continue at the originally elected rate unless the Corporation determines to change the permissible rate.

4.4 If a Participant suspends or discontinues participation, his or her accumulated contributions will remain in the Plan for purchase of shares as specified in Article V on the following Purchase Date, but the Participant will not again participate until he or she completes a new payroll deduction authorization (or other contribution authorization as is in effect) and Plan enrollment form. The Committee may establish rules limiting the frequency with which Participants may suspend and resume contributions under the Plan and may impose a waiting period on Participants wishing to resume suspended contributions, such waiting period shall be no less than that provided in paragraph 4.3 above.

Exhibit 4.1

Article V

Purchase of Stock

5.1 On the Purchase Date, a Participant's contribution and any funds in the Participant’s account shall be utilized for the purchase of that number of full shares of Common Stock which the funds credited to the Participant's account at that time shall purchase at the applicable Fair Market Value after pro rata deduction of costs of purchase, if any.

5.2 To the extent practicable, all of the Participant's contribution, along with any dividends or other cash accumulated in the Participant’s account, will be applied to the purchase of full shares of Common Stock on the Purchase Date.  Any portion of the contribution remaining after purchasing the largest number of full shares of Common Stock which can be purchased with the Participant’s contribution on that Purchase Date will be held in cash and carried over to be applied to purchase shares for the Participant’s account on the next Purchase Date.

Article VI

Payment and Delivery

6.1 Upon the purchase of Common Stock on behalf of the Participant, shares will be credited to an account held by the Custodian for the Participant. At any time after the purchased shares are credited to the Participant's account, the Participant may elect to direct the Custodian to sell all or some of the shares credited to the Participant's account, in which case any applicable transaction fees will be charged. If a Participant elects to sell all or some of the shares credited to his/her account, the cash generated by said sale shall be paid over to the Participant, without interest, at the Participant’s direction.

6.2 If a Participant elects to direct the Custodian to sell all or some of his/her shares, the sales price for the shares will be the price obtained by the Custodian when it sells the shares after deduction of costs of sale, if any.

6.3 The Custodian shall retain the amount of Employee contributions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable.

6.4 A Participant shall have all voting, dividend, and other stockholder rights with respect to shares purchased and held in his/her account in the Plan. Participants will receive a statement reflecting the status of their Plan account on a quarterly or other periodic basis.

Article VII

Termination of Employment

7.1 No purchases will be made on behalf of a Participant if the Participant terminated his/her employment with the Corporation or its subsidiary before the Purchase Date for the Payroll Period. A refund of payroll deductions and/or other sums held in cash (without interest unless legally prohibited) will be made to a Participant by reason of the Participant's termination of employment during said Payroll Period.

Exhibit 4.1

7.2 In the event any Participant terminates employment with the Corporation or its subsidiaries for any reason (including death or retirement), (a) the Participant's participation in the Plan shall terminate and (b) all accumulated payroll deductions and/or other sums held in cash shall be paid without interest (except where required by local law) to the Participant or the Participant's estate.

7.3 After termination of employment the Participant shall have a period of 60 days in which to direct the Custodian as to the disposition of the Participant’s shares and/or account. The Participant may direct the Custodian to (a) sell all or some of the shares credited to his/her account, in which any applicable transaction fees will be charged, (b) receive a stock certificate, evidencing all or some of the number of shares of stock credited to his/her account and/or (c) electronically transfer all or some of the shares credited to his/her account to a broker designated by the Participant. To the extent that a Participant does not give written direction to the Custodian within the 60 day period after termination of employment, or does not give such direction as to all the shares, the Custodian shall deliver out to the Participant all remaining shares in the form of a certificate to the last known address on record with such Custodian. Any remaining funds in the account will be paid to the Participant in cash.

7.4 Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or change of employment status (e.g., from full time to part time) will be considered a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Related Corporations.

Article VIII

Withholding

8.1 If a Participant is subject to withholding taxes as a result of his/her participation in the Plan, then the Committee shall establish appropriate procedures, which may include, but are not limited to, withholding required amounts from the Participant's regular salary or wages.

Article IX

Amendment or Termination of the Plan

9.1 The Corporation may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Participant, no such revision or amendment shall adversely affect any outstanding Participant account held under the Plan.

Article X

Administration

10.1 The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board or any duly authorized officer of the Corporation, which may include any of the functions assigned to the Board or any officer in this Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board, and to delegate to any one or more of its members or a third party any of its powers or responsibilities. Decisions of the Board, any duly authorized officer and the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. No Board member, or Committee member or any other employee shall be liable for any action or determination made in good faith with respect to the Plan.

Exhibit 4.1

10.2 The Committee may prescribe rules, regulations, requirements and fees related to the delivery, retention, transfer or administration of shares acquired pursuant to the Plan, including, but not limited to: (1) establishing a requirement that share certificates be maintained with a financial institution designated by the Corporation or the Committee; (2) establishing rules and procedures relating to the termination of employment (e.g., including long-term disability, military duty, approved unpaid leaves of absence, layoffs and reductions in force); (3) establishing procedures and fees for the sale of shares in a Participant's account; (4) establishing procedures and fees for the transfer of shares in a Participant's account; and (5) establishing rules, procedures and fees for the delivery of share certificates for the shares in a Participant's account.

Article XI

Governmental Regulations

11.1 This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the sale or delivery of stock hereunder.

Article XII

No Enlargement of Employee Rights

12.1 Nothing contained in this Plan shall be deemed or interpreted to give any Employee the right to be retained in the employment of the Corporation or any subsidiary, or to interfere with the right of the Corporation or any subsidiary to discharge any Employee at any time.

12.2 This Plan is entirely discretionary in nature, and any benefit derived from it does not give rise to any contractual entitlement and neither the right to participate in this Plan nor any term hereof shall be included for purposes of calculating severance, resignation, redundancy or similar pay, if any.

Article XIII

Governing Law

13.1 This Plan shall be governed by the laws of the State of Michigan.

Approved by the Board of Directors of MBT Financial Corp. on May 22, 2003.

Amended by the Board of Directors of MBT Financial Corp. on November 15, 2012.

Exhibit 4.1